Exhibit 99.1

CallidusCloud Announces Pricing of Follow-On Offering
DUBLIN, CA — September 15, 2016 — Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, a global leader in cloud-based sales, marketing, learning and customer experience solutions, today announced the pricing of its underwritten registered public offering of 5,100,000 shares of its common stock at a price to the public of $18.25 per share. CallidusCloud granted to the underwriters an option to purchase up to an additional 765,000 shares of its common stock.
Closing of the offering is expected to occur on September 21, 2016, subject to customary closing conditions.
CallidusCloud intends to use the net proceeds from the offering for working capital and other general corporate purposes.
Piper Jaffray & Co. and Credit Suisse Securities (USA) LLC are acting as Joint Bookrunners for the offering. Roth Capital Partners, LLC, Craig-Hallum Capital Group LLC and B. Riley & Co., LLC are acting as Co-Managers for the offering.

A registration statement on Form S-3 relating to these securities was filed with the U.S. Securities and Exchange Commission and became immediately effective on September 13, 2016 (the “Registration Statement”).  The offering is being made only by means of the Registration Statement, including a preliminary prospectus and final prospectus, copies of which may be obtained, when available, from Piper Jaffray & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, telephone 800-747-3924, or email at prospectus@pjc.com and Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 1-800-221-1037, or email: newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud, is a global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables its customers to accelerate their Lead to Money process with a suite of solutions that can, among other things, identify leads, train personnel, implement territory and quota plans, enable sales forces to increase productivity, automate configuration pricing and quoting, manage contracts, streamline sales compensation and capture customer feedback for competitive advantage. Over 4,800 organizations, across a broad set of industries, rely on CallidusCloud to help them optimize their Lead to Money process and close more deals, faster.
© 2016 Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, Clicktools, SURVE, syncfrog, TrueComp Manager, ActekSoft, ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs, LeadRocket, Viewcentral and Badgeville are trademarks, service marks, or registered trademarks of Callidus Software Inc.

Investor Relations Contact:
Ed Keaney
Market Street Partners
(415) 445-3238
cald@marketstreetpartners.com